                                                                   EXHIBIT 12.1

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

                                                                          2001  2000  1999  1998  1997
                                                                          ----  ----  ----  ----  ----
Income from operations before income taxes............................... $ 61  $ 61  $180  $174  $ 83
   Add (deduct):
   Fixed charges.........................................................  570   532   516   415   364
   Capitalized interest..................................................   (8)   (8)   (7)   (4)   (1)
   Amortization of capitalized interest..................................    7     6     6     6     5
   Net (gains) losses related to certain 50% or less owned affiliate.....    6   (24)   (6)   (1)   (1)
   Minority interest in consolidated affiliates..........................   23    72    82    52    31
                                                                          ----  ----  ----  ----  ----
   Adjusted earnings..................................................... $659  $639  $771  $642  $481
                                                                          ====  ====  ====  ====  ====
Fixed charges:
   Interest on indebtedness and amortization of deferred financing costs. $460  $433  $430  $335  $288
   Dividends on convertible preferred securities of subsidiary trust.....   32    32    37    37    37
   Dividends on preferred stock..........................................   32    20     6    --    --
   Portion of rents representative of the interest factor................   46    47    43    43    39
                                                                          ----  ----  ----  ----  ----
   Total fixed charges and preferred stock dividends.....................  570   532   516   415   364
                                                                          ====  ====  ====  ====  ====
Ratio of earnings to fixed charges and preferred stock dividends.........  1.2   1.2   1.5   1.5   1.3